SCHEDULE 14A INFORMATION
                                Proxy Statement Pursuant to Section 14(a) of the
                                          Securities Exchange Act of 1934


Filed by the Registrant  [X]
Filed by a Party other than the Registrant  [   ]

Check the Appropriate box:
[X]      Preliminary Proxy Statement
[ ]      Confidential, for Use of the Commission Only
         (as permitted by Rule 14a-6(e)(2))
[ ]      Definitive Proxy Statement
[ ]      Definitive Additional Materials
[ ]      Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12


                                            NAPRO BIOTHERAPEUTICS, INC.
                                (Name of Registrant as Specified in Its Charter)

        (Name of Person(s) Filing Proxy Statement. if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):
[X]     No fee required.
[ ]     Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.
         1)      Title of each class of securities to which transaction applies:
         2)       Aggregate number of securities to which transaction applies:
         3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):
         4)       Proposed maximum aggregate value of transaction:
         5)       Total fee paid:
[ ]     Fee paid previously with preliminary materials.
[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or Schedule and the date of its filing.
         1)  Amount Previously Paid:
         2)  Form Schedule or Registration Statement No.:
         3)  Filing Party:
         4)  Date Filed:

                                           NAPRO BIOTHERAPEUTICS, INC.
                                              6304 Spine Road, Unit A
                                              Boulder, Colorado 80301
                                        -----------------------------------

                                     Notice of Annual Meeting of Stockholders
                                            to be held on May 28, 1998
                                        -----------------------------------

TO THE STOCKHOLDERS OF NAPRO BIOTHERAPEUTICS, INC.

         NOTICE IS HEREBY GIVEN that the Annual Meeting of Stockholders of NaPro BioTherapeutics, Inc. (the "Company"), a Delaware corporation, will be held on May 28, 1998, at 9:00 A.M. at the conference center at the Raintree Plaza Hotel, 1850 Industrial Circle, Longmont, Colorado, for the following purposes:

     1. To elect two Class II directors to serve until the 2001 annual meeting of stockholders;

     2. To approve the issuance of 20% or more of the Company's voting common stock, $0.0075 par value ("Common Stock"), at less than market or book value in connection with each of the Company's Senior Convertible Notes and Series C Convertible Preferred Stock;

     3.  To  approve  an  amendment  to  the  Company's   Amended  and  Restated
Certificate of Incorporation increasing the number of authorized shares of Common Stock;

     4. To approve an amendment to the Company's 1994 Long-Term Performance Incentive Plan increasing the number of shares of Common Stock issuable thereunder;

     5. To ratify the selection by the Board of Directors of Ernst & Young LLP as the Company's independent auditors for the year ending December 31, 1998; and

     6. To transact such other business as may properly come before the meeting or any adjournment or postponement of the meeting.

         The Board of Directors has fixed the close of business on April 2, 1998 as the record date for the determination of stockholders entitled to notice of and to vote at this Annual Meeting and at any adjournment or postponement thereof.

         ALL STOCKHOLDERS ARE CORDIALLY INVITED TO ATTEND THE MEETING. TO ENSURE YOUR REPRESENTATION AT THE MEETING, HOWEVER, YOU ARE ENCOURAGED TO MARK, SIGN, DATE, AND RETURN THE ENCLOSED PROXY AS PROMPTLY AS POSSIBLE. A POSTAGE PREPAID ENVELOPE IS ENCLOSED FOR THAT PURPOSE. ANY STOCKHOLDER ATTENDING THE MEETING MAY VOTE IN PERSON EVEN IF THAT STOCKHOLDER HAS RETURNED A PROXY.


                       By Order of the Board of Directors



                                                     Patricia A. Pilia, Ph.D.
                                                     Secretary

Boulder, Colorado
April __, 1998

                                            NAPRO BIOTHERAPEUTICS, INC.
                                              6304 Spine Road, Unit A
                                              Boulder, Colorado 80301

                                                  PROXY STATEMENT

General

         The enclosed proxy is solicited by the Board of Directors of NaPro BioTherapeutics, Inc. (the "Company" or "NaPro") for use at the Annual Meeting of Stockholders to be held on May 28, 1998, at 9:00 A.M. (the "Annual Meeting") at the conference center at the Raintree Plaza Hotel, 1850 Industrial Circle, Longmont, Colorado, or at any adjournment or postponement of that meeting, for the purposes set forth in the foregoing Notice of Annual Meeting. This Proxy Statement is being furnished to holders of the Company's voting common stock, $0.0075 par value per share ("Common Stock"), as of April 2, 1998. Unless the context otherwise requires, the terms, "Company" and "NaPro" include the Company and each of its subsidiaries.

         This Proxy Statement and accompanying proxy is being mailed on or about April __, 1998 to all stockholders entitled to vote at the meeting.


Annual Report

         The Annual Report to Stockholders covering the year ended December 31, 1997 including audited financial statements is enclosed herewith. This Annual Report to Stockholders does not form any part of the material for the solicitation of proxies.


Stockholder Proposals

         Proposals by stockholders that are intended to be presented at the Company's 1999 Annual Meeting of Stockholders must be received by the Secretary of the Company not later than December 31, 1998, in order to be included in the proxy statement and proxy relating to the 1999 Annual Meeting.


Voting Securities, Revocability of Proxy

         Only stockholders of record at the close of business on April 2, 1998 (the "Record Date") are entitled to notice of and to vote at the meeting. As of April 2, 1998, there were 14,776,287 shares of Common Stock outstanding. Each such share is entitled to one vote. There is no other class of voting securities outstanding. Abstentions and broker votes are counted for purposes of determining the presence or absence of a quorum for the transaction of business. For Proposal 1, directors are elected by a plurality of the votes cast at the annual meeting. Approval of Proposal 2, which would approve the issuance of 20% or more of the outstanding shares of the Company's Common Stock at less than market or book value in connection with each of the Company's Senior Convertible Notes Due 2000 (the "Convertible Notes") and Series C Senior Convertible Preferred Stock (the "Convertible Preferred Stock") requires the affirmative vote of a majority of the total votes cast on the proposal in person or by proxy. Approval of Proposal 3, which would approve an amendment to the Company's Amended and Restated Certificate of Incorporation (the "Certificate of Incorporation") increasing the authorized number of shares of Common Stock requires the affirmative vote of a majority of the shares of Common Stock outstanding as of the Record Date. Approval of Proposal 4, which would approve an amendment to the Company's 1994 Long-Term Performance Incentive Plan (the "1994 Plan") increasing the number of shares of Common Stock issuable thereunder from 875,000 to 1,575,000, and Proposal 5, which would ratify the selection of Ernst & Young LLP as the Company's independent auditors each requires the affirmative vote of a majority of the total votes cast on such proposal in person or by proxy. All votes will be tabulated by the inspector of election appointed for the meeting, who will separately tabulate affirmative and negative votes, and broker non-votes. Broker non-votes are not counted for any purpose in determining whether a matter has been approved.

         Any stockholder giving a proxy has the power to revoke it any time before it is exercised. Proxies may be revoked by filing with the Secretary of the Company at the principal executive office of the Company, 6304 Spine Road, Unit A, Boulder, Colorado, 80301, a written notice of revocation, or a duly executed proxy bearing a later date. Proxies may also be revoked by attendance at the Annual Meeting and an election to vote in person.

         The cost of solicitation of proxies will be paid by the Company. Copies of solicitation material will be furnished to brokers, fiduciaries, and custodians to forward to beneficial owners of Common Stock held in their names. The Company will reimburse brokers and other persons representing beneficial owners of shares for their expenses in forwarding solicitation material to such beneficial owners. Original solicitation of proxies by mail may be supplemented by telephone, telegram or personal solicitation by directors, officers or other regular employees of the Company. No additional compensation will be paid to those persons for such services. In addition, the Company has engaged MacKenzie Partners, Inc. ("MacKenzie Partners") to assist in the solicitation of proxies for the Annual Meeting. MacKenzie Partners may contact holders of the Common Stock in person, by telephone or by use of the mails to encourage their vote in favor of the proposals presented. The Company anticipates that the cost of engaging MacKenzie Partners will approximate $10,000.


Security Ownership of Certain Beneficial Owners and Management

         The following table sets forth certain information as of April 2, 1998, regarding ownership of the Common Stock by (i) persons believed by the Company to be the beneficial owners of more than five percent of its outstanding Common Stock; (ii) by each director and nominee for director and by the officers of the Company named in the Summary Compensation Table (the "Named Executive Officers"); and (iii) by all current executive officers and directors of the Company as a group. Unless otherwise noted, all addresses are care of: NaPro BioTherapeutics, Inc., 6304 Spine Road, Unit A, Boulder, Colorado 80301.


                                                Number of
Name of Director, Officer or                    Shares of             Percent of
Beneficial Owner(1)                            Common Stock              Class
-------------------------------                ------------             ------
Sterling K. Ainsworth                              1,070,152  (2)         7.2%
Leonard P. Shaykin                                   699,215              4.7%
Patricia A. Pilia                                    281,676  (3)         1.9%
Gordon H. Link, Jr.                                   34,401  (4)          *
James D. McChesney                                       625               *
Arthur H. Hayes, Jr.                                       0               *
Mark B. Hacken                                             0               *
Randolph C. Steer                                          0               *
All Directors and Executive Officers as a          2,089,369  (5)        14.1%
Group (10 persons)
D&N Holding Company                                1,126,398  (6)         7.6%
  c/o IVAX Corporation
  8800 Northwest 36th Street
  Miami Florida 33178
State of Wisconsin Investment Board                1,069,500  (7)         7.2%
  P.O. Box 7842
  Madison, WI 53707

----------
* Less than 1%.
(1) Unless otherwise noted, the Company believes that all persons named in the table have sole voting and investment power with respect to all shares of Common Stock beneficially owned by them.
(2) Includes 16,000 shares of Common Stock issuable upon exercise of stock options held by Dr. Ainsworth and 42,550 shares of Common Stock gifted by Dr. Ainsworth to relatives and certain other persons that Dr. Ainsworth may be deemed to beneficially own by virtue of holding powers of attorney to vote and take certain other actions with respect to such shares. Dr. Ainsworth, who is engaged to be married to Dr. Pilia, disclaims beneficial ownership of the shares of Common Stock beneficially owned by Dr. Pilia and the gifted shares over which Dr. Ainsworth holds powers of attorney.
(3) Includes 10,800 shares of Common Stock gifted by Dr. Pilia to relatives and certain other persons that Dr. Pilia may be deemed to beneficially own by virtue of holding powers of attorney to vote and take certain other actions with respect to such shares. Dr. Pilia disclaims beneficial ownership of shares of Common Stock beneficially owned by Dr. Ainsworth and the gifted shares over which Dr. Pilia holds powers of attorney. See note (2) above.
(4) Includes 13,334 shares of Common Stock issuable upon the exercise of stock options held by Mr. Link.
(5) Includes an aggregate of 29,334 shares of Common stock issuable upon exercise of outstanding stock options held by such persons.
(6) Information as to beneficial ownership of Common Stock by IVAX Corporation ("IVAX") and D&N Holding Company ("D&N") is based upon filings on Schedule 13G made by IVAX. Such shares are held directly by D&N. Under a Termination Agreement, dated March 20, 1998, among the Company, IVAX, Baker Norton Pharmaceuticals, Inc., a subsidiary of IVAX ("BNP"), and D&N, BNP transferred these shares to the Company on April 9, 1998.
(7) Information in the table as to beneficial ownership of Common Stock by the State of Wisconsin Investment Board is based upon filings on Schedule 13G made by the State of Wisconsin Investment Board.


                                        PROPOSAL 1:  ELECTION OF DIRECTORS

     The Company's Board of Directors currently consists of six persons, namely:
Leonard P. Shaykin (Chairman); Sterling K. Ainsworth, Ph.D.; Patricia A. Pilia, Ph.D.; Arthur H. Hayes, Jr., M.D.; Mark B. Hacken; and Randolph C. Steer M.D., Ph.D. These directors are divided into three classes. Drs. Pilia and Steer are Class II directors, with terms of office expiring at the Annual Meeting. Dr. Ainsworth and Mr. Hacken are Class III directors, with terms of office expiring at the Company's 1999 Annual Meeting of Stockholders. Mr. Shaykin and Dr. Hayes are Class I directors, with terms of office expiring at the Company's 2000 Annual Meeting of Stockholders.

      Two Class II directors will be elected at the Annual Meeting for a term expiring at the 2001 annual meeting of stockholders. Drs. Pilia and Steer are nominated for these board seats. The nominees have agreed to serve if elected, and management has no reason to believe that the nominees will be unavailable for service. Shares represented by executed proxies will be voted, if authority to do so is not withheld, for the election of the nominees. If either nominee should become unavailable for election due to an unexpected occurrence, such shares will be voted for the election of a substitute nominee as the current Board of Directors may propose.


Information concerning the Nominees

      Patricia A. Pilia, Ph.D., 49, a co-founder of the Company, has served as a director of the Company since its inception. She was appointed Secretary of the Company in November 1991, Treasurer of the Company in October 1992 and Vice President of BioResearch and Toxicology in March 1993. In 1990, she co-founded, with Dr. Ainsworth, Pacific Biotechnology, Inc. (a predecessor of the Company) and served as its Vice President and Director of Biotechnology. From 1983 to 1991, Dr. Pilia was an Assistant Professor of Pathology in the College of Medicine and Dental Medicine and the College of Graduate Studies at the Medical University of South Carolina ("MUSC"). Dr. Pilia served as the Assistant Director of the MUSC Immunopathology Diagnostic and Research Laboratories from 1985 to 1991. Since 1984 she has been a consultant to industry on the design and development of biomedical devices and treatment modalities and the design and performance of clinical trials. Dr. Pilia received a Bachelor's degree in 1970 from Boston University, a Master's degree in Immunology/Microbiology in 1978 and a Doctoral degree in Pathology in 1980 from MUSC. Dr. Pilia is engaged to marry Dr. Ainsworth, a director and the chief executive officer of the Company.

     Randolph C. Steer, M.D., Ph.D., 48, was elected a director of the Company by the Board in February 1998. He has been an independent pharmaceutical consultant since 1989. Dr. Steer was Senior Vice President of Physicians World Communications Group from 1985 to 1989 and President and Chief Executive Officer of Advanced Therapeutics Communications International from 1988 to 1989. In addition, Dr. Steer served Chairman of Advanced Therapeutics Communications International from 1985 to 1989. Dr. Steer was Medical Director of Ciba Consumer Pharmaceuticals from 1984 to 1985 and Associate Director of Medical Affairs for Marion Laboratories, Inc., from 1982 to 1984. Dr. Steer received his M.D. from Mayo Medical School and his Ph.D. (Pathobiology) from the University of Minnesota. Dr. Steer received his B.A. (Physiology) from University of Minnesota in 1971.

                                  Management and   the   Board   of    Directors
                                             recommend a vote FOR each nominee.


Directors Whose Terms Expire in 1999

      Sterling K. Ainsworth, Ph.D., 56, a co-founder of the Company, has served as an executive officer and director of the Company since its inception, as Chief Executive Officer since November 1991 and as President since October 1992. In 1990, he co-founded, with Dr. Pilia, Pacific Biotechnology, Inc. and served as Chairman and President of such company until the Company's inception. From 1972 until 1990, Dr. Ainsworth held various levels of professorships of Pathology with tenure in the College of Medicine and Dental Medicine and Graduate Studies at MUSC, where he established, developed and directed MUSC's Immunopathology Diagnostic Laboratory. Dr. Ainsworth received a Bachelor's degree from the University of Mississippi in 1963. He received a Master's degree in Medical Microbiology in 1965 and a Doctoral degree in Medical Science in 1969 from the University of Mississippi Medical School. He completed his post-doctoral fellowship in the Department of Pathology at Harvard Medical School from 1970 to 1972. Dr. Ainsworth is engaged to marry Dr. Pilia, also director and executive officer of the Company.

      Mark B. Hacken, 62, was appointed a director of the Company in March 1996. Mr. Hacken served as President and Chief Executive Officer of To Life!, L.L.C. (a privately held nutritional supplement company) from August 1996 to February 1998, and is a director of G.G.G. Inc. He was President of MBH International, a retail and health care consulting company from March 1995 to August 1996. He is the former Chief Executive Officer of FHP International Corporation ("FHP International"), which was, prior to its sale in 1997, a $4 billion HMO with members in 11 states, and its operating subsidiary, FHP Incorporated ("FHP Incorporated"), a diversified health care services company. Prior to his appointment to the Office of the Chief Executive in October 1993, he served on the board of directors of FHP International and of FHP Incorporated for two years and seven years, respectively. He was co-founder and President of Elliott Drugs, and President of Drug King after the firm was acquired from DART Industries. After Drug King was sold to Thrifty Corporation, he was instrumental in converting them to the Thrifty Jr. drug store concept and he was President of that division. Mr. Hacken received a B.S. in Pharmacy from the University of Florida.


Directors Whose Terms Expire in 2000

      Leonard P. Shaykin, 54, has served as Chairman of the Board since June 1993. Pursuant to his Executive Agreement, Mr. Shaykin is not required to devote more than 20 hours in any week nor more than 80 hours in any month to the Company's affairs. In 1995, Mr. Shaykin founded Shaykin & Company, a private investment holding firm. Prior to founding Shaykin & Company, Mr. Shaykin served as a founding and a managing partner in Adler & Shaykin, an equity investment partnership organized to sponsor leveraged buyouts. Prior thereto, Mr. Shaykin was Vice President, director and a member of the Investment Committee of Citicorp Venture Capital, Ltd. and Citicorp Capital Investors, Inc., the venture capital and equity investment subsidiaries of Citicorp and Citibank. Mr. Shaykin is Chairman of the Board of Directors of Kimeragen, Inc., a privately held gene repair company; a director of Avigen, a public gene therapy company; Chairman of the Neuroblastoma Foundation; and a director of the Jerusalem Post, an English-language offshore newspaper. Mr. Shaykin is also a governing trustee of The Jackson Laboratories, a privately held genetic research institute, and a trustee of the

University of Chicago Graduate School of Business. Mr. Shaykin is a graduate of the University of Chicago (B.A., M.A., M.B.A.).

      Arthur H. Hayes, Jr., M.D., 63, was appointed a director of the Company in March 1996. He is currently President and Chief Operating Officer of MediScience Associates, Inc., a pharmaceutical consulting company and is a Professor of Medicine at New York Medical College and Pennsylvania State University College of Medicine. From 1981 to 1983, Dr. Hayes served as the Commissioner of the FDA. From 1986 to 1991, he was President and Chief Executive Officer of EM Pharmaceuticals, as well as a member of the board of directors. Dr. Hayes served as Provost & Dean at New York Medical College from 1983 to 1986, and served as the Director of the Institute of Human Values in Medical Ethics, International Health and Biomedical Sciences, the latter of which he also served as Chairman. Dr. Hayes has held several posts with Pennsylvania State University which included Professor of Medicine and Pharmacology from 1977 to 1981, Dean of Admissions from 1976 to 1979 and Associate Professor of Medicine and Pharmacology and Director of the Division of Clinical Pharmacology from 1972 to 1977. Dr. Hayes currently serves on the board of directors of Myriad Genetics, Inc. (a genomic research and pharmaceutical company), Celgene Corporation (a pharmaceutical company), and Premier Research Worldwide. Dr. Hayes' received his M.D. from Cornell University Medical College, and also attended Cornell's Graduate School of Medical Sciences, Department of Pharmacology. He undertook premedical studies, and attended medical school at Georgetown University. Dr. Hayes received his M.S. (Philosophy, Politics and Economics) from Oxford University, where he was a Rhodes Scholar, and his A.B. (Philosophy) from Santa Clara University in 1955.


Other Executive Officers

      The Company has the following executive officers in addition to those who serve as directors:

      Gordon H. Link, Jr., 44, a certified public accountant and a certified management accountant, joined the Company as Vice President, Finance and Chief Financial Officer in September 1993. Prior thereto, Mr. Link served concurrently as Corporate Controller of Synergen, Inc. and of the Syntex-Synergen Neuroscience Joint Venture. From February 1991 until April 1993, Mr. Link was Treasurer of Synergen Development Corporation. From October 1983 through May 1990, Mr. Link practiced as a certified public accountant, most recently in the position of Audit Manager with Deloitte & Touche. He received undergraduate degrees in chemistry from Rensselaer Polytechnic Institute in 1976 and in accounting from Metropolitan State College in 1983.

      David L. Denny, 44, has served as Vice President, Operations of the Company since September 1995, except for a nine month period during 1997 when he served as Vice President, Quality Assurance. From 1991 to 1993, Mr. Denny served as Vice-President of Operations for Somatogen, Inc. Prior thereto, Mr. Denny served in manufacturing and quality assurance capacities with Miles Pharmaceutical, Abbott Laboratories and Kabi-Pharmacia. He received a B.S. in Biological Sciences from Tennessee Technological University in 1972 and attended graduate school at the same institution from 1972 to 1974.

     James D. McChesney, Ph.D., 58, joined the Company as Vice-President of Natural Products Chemistry in January 1996. From 1987 until June 1995, he served as Director of the Research Institute of Pharmaceutical Sciences at the
University of Mississippi, specializing in natural product pharmaceutical research and development. In July 1993, Dr. McChesney was named Frederick A.P. Barnard Distinguished Professor of Pharmacognosy at the University of Mississippi. Dr. McChesney joined the School of Pharmacy at the University of Mississippi in 1978 as Professor and Chair of the Department of Pharmacognosy. After graduating with honors from Iowa State University in 1961 with a B.S. in Chemical Technology, he earned degrees in Botany (M.A. 1964) and Natural Products Chemistry (Ph.D. 1965) at Indiana University. He has been a Fulbright Lecturer in Brazil and a Visiting Professor at several South American universities.

     William D. Fairbairn, R.A.C, 59, was appointed Vice President, Regulatory Affairs in 1996. Prior thereto, he was a consultant to NaPro and the pharmaceutical industry. From 1988 to 1994 Mr. Fairbairn was Vice-President of Regulatory Affairs and Compliance at Synergen, Inc. He was Director of
Regulatory Affairs at Allergan Pharmaceuticals where he also held other positions from 1963 to 1988. He has worked more 30 years in the pharmaceutical business with 20 years in regulatory affairs and the remainder in clinical and preclinical research. Mr. Fairbairn received a B.S. from California State Polytechnic University, an M.A. from the University of California at Los Angeles, and an M.B.A. from Pepperdine

     University. From 1987 to 1993, he served on the Board of Directors of the Regulatory Affairs Professionals Society. In 1991 Mr. Fairbairn received his Certification as a Regulatory Affairs Professional.


Board Meetings and Committees

      The Board of Directors held twelve meetings during 1997, including both regularly scheduled and special meetings.

      The Board of Directors has established an Audit Committee, a Compensation Committee and a Strategic Planning Committee. It does not have a Nominating Committee. The Audit Committee, which consists of Mr. Hacken, Chairman, and Mr. Steer, meets periodically with representatives of the Company's independent auditors and the Company's management to obtain an assessment of the Company's financial condition and results of operations, the results and scope of the annual audit and other services provided by the Company's independent auditors, and reports to the full Board of Directors with respect thereto. The Audit Committee, then consisting of Mr. Hacken and a former director, met two times during 1997. The Compensation Committee, which consists of Dr Hayes, Chairman, Dr. Steer and Mr. Hacken meets periodically to review and to recommend to the full Board of Directors compensation arrangements for senior management and directors. In addition, the Compensation Committee is responsible for administering the Company's existing stock option plans. The Compensation Committee, then consisting of two former directors, met three times during 1997. The Strategic Planning Committee, which currently consists of Mr. Shaykin, Dr. Ainsworth and Dr. Hayes, meets periodically to review the Company's strategic plans in connection with product development and marketing, regulatory approvals, clinical testing and other matters. The Strategic Planning Committee did not meet during 1997. Each director attended more than 75% of the aggregate number of board and/or applicable committee meetings in 1997.

Compensation of Executive Officers

      Executive Compensation

      The following table sets forth compensation paid to the Named Executive Officers during the years indicated:


                                            SUMMARY COMPENSATION TABLE


                                              Annual Compensation           Long-Term Compensation Awards
                                                                                               Securities Under-   All Other
Name and Principal                                                         Restricted Stock    lying Options       Compensa-
Position                     Year         Salary ($)(1)      Bonus($)         Awards($)        /SARs(#)            tion ($)(7)
----------------------- ---------------  ----------------  ------------- --------------------  ------------------  -------------
Sterling K. Ainsworth        1997                $178,631        0                0                100,000(2)         $1,000
President and C.E.O.         1996                $159,000     $20,000             0                  50,000           $1,000
                             1995                $152,077     $20,000          $20,000               40,000              0

Leonard P. Shaykin           1997                $158,999        0                0                100,000(3)         $1,000
Chairman of the              1996                $159,000     $20,000             0                  50,000              0
Board                        1995                $152,077     $20,000          $20,000              100,000              0

Patricia A. Pilia            1997                $127,972        0                0                50,000(4)          $1,000
Vice President,              1996                $121,900     $20,000             0                  25,000           $1,000
Secretary and                1995                $116,592     $15,000          $15,000               20,000              0
Treasurer
Gordon H. Link, Jr.          1997                $119,005        0                0                35,000(5)          $1,000
Chief Financial              1996                $109,156     $13,370             0                  20,000           $1,000
Officer                      1995                $101,385     $10,000          $10,000               10,000              0

James D. McChesney           1997                $138,098        0                0                15,000(6)          $1,000
Vice-President,              1996                $101,538     $10,000             0                  10,000              0
Natural Product              1995                       0        0                0                  25,000              0
Chemistry

-----------
(1) In order for the Company to conserve cash, each of the Named Executive Officers agreed to defer a portion of their compensation payable subsequent to August 7, 1997. Salary for 1997 includes the following amounts of compensation that has been so deferred: $7,404 for Dr. Ainsworth, $6,727 for Mr. Shaykin, $5,711 for Dr. Pilia, $4,933 for Mr. Link and $4,933 for Dr. McChesney.
(2) This option to purchase 100,000 shares of Common Stock was granted to Dr. Ainsworth in October 1997, subject to stockholder approval. Upon Dr. Ainsworth's election to participate in the Company's option restructuring plan, this option was canceled, and on March 27, 1998, Dr. Ainsworth was issued a replacement option to purchase 80,000 shares of Common Stock.
(3) This option to purchase 100,000 shares of Common Stock was granted to Mr. Shaykin in October 1997, subject to stockholder approval. Upon Mr. Shaykin's election to participate in the Company's option restructuring plan, this option was canceled, and on March 27, 1998, Mr. Shaykin was issued a replacement option to purchase 80,000 shares of Common Stock.
(4) This option to purchase 50,000 shares of Common Stock was granted to Dr. Pilia in October 1997, subject to stockholder approval. Upon Dr. Pilia's election to participate in the Company's option restructuring plan, this option was canceled, and on March 27, 1998, Dr. Pilia was issued a replacement option to purchase 40,000 shares of Common Stock.
(5) Includes an option to purchase 25,000 shares of Common Stock granted in October 1997 and an option to purchase 10,000 shares of Common Stock which was granted in June 1997, subject to stockholder approval. Upon Mr. Link's election to participate in the Company's option restructuring plan, these options were canceled, and on March 27, 1998, Mr. Link was issued a replacement option to purchase a total of 28,000 shares of Common Stock.
(6) This option to purchase 15,000 shares of Common Stock was granted in October 1997, subject to stockholder approval. Upon Dr. McChesney's election to participate in the Company's option restructuring plan, this option was canceled, and on March 27, 1998, Dr. McChesney was issued a replacement option to purchase 12,000 shares of Common Stock.
(7) Represents the Company's 401(k) plan matching contributions for each of the Named Executive Officers.

      The following table sets forth each grant of options to purchase Common Stock made during the year ended December 31, 1997 to the Named Executive
Officers:



                                         OPTION GRANTS IN LAST FISCAL YEAR



                                                                                                Potential Realizable
                             Number of       % of Total                                    Value at Assumed Annual Rates of
                            Securities        Options                                        Stock Price Appreciation for
                            underlying       Granted to   Exercise or Base                       Option Terms ($)(4)
                              Options       Employees in  Price Per Share   Expiration
          Name            Granted (#)(1)   Fiscal Year(2)     ($/sh)          Date(3)
                                                                                                 5%              10%
                                                                                                ----            ----
------------------------- ---------------  -------------- ---------------  --------------
Sterling K. Ainsworth       100,000(5)         16.32%         $8.313          10/20/07            $522,769       $1,324,798
Leonard P. Shaykin          100,000(6)         16.32%         $8.313          10/20/07            $522,769       $1,324,798
Patricia A. Pilia            50,000(7)         8.16%          $8.313          10/20/07            $261,384         $662,399
Gordon H. Link, Jr.          10,000(8)         1.63%          $7.125          6/10/05              $34,019          $81,481
                             25,000(9)         4.08%          $8.313          10/20/07            $130,692         $331,200
James D. McChesney          15,000(10)         2.45%          $8.313          10/20/07             $78,415         $198,720
-----------

     (1) Options become exercisable at the rate of 25% of the shares subject to the option one year after the date of grant and 25% of the shares subject to the option each year thereafter.

     (2) Based on an aggregate of 612,750options granted to employees of the Company, including the Named Executive Officers, in 1997.

     (3) Options are subject to earlier termination upon death, disability or termination of employment.

     (4) The potential realizable value is calculated based on the term of the option at its date of grant assuming that the stock price on the date of grant appreciates at the indicated annual rate compounded annually for the entire term of the option and that the option is exercised and sold on the last day of its term for the appreciated stock price. No gain to the optionee is possible unless the stock price increases over the option term, which will benefit all stockholders.

     (5) This option to purchase 100,000 shares of Common Stock was granted to Dr. Ainsworth in October 1997, subject to stockholder approval. Upon Dr. Ainsworth's election to participate in the Company's option restructuring plan, this option was canceled, and on March 27, 1998, Dr. Ainsworth was issued a replacement option to purchase 80,000 shares of Common Stock.

     (6) This option to purchase 100,000 shares of Common Stock was granted to Mr. Shaykin in October 1997, subject to stockholder approval. Upon Mr. Shaykin's election to participate in the Company's option restructuring plan, this option was canceled, and on March 27, 1998, Mr. Shaykin was issued a replacement option to purchase 80,000 shares of Common Stock.

     (7) This option to purchase 50,000 shares of Common Stock was granted to Dr. Pilia in October 1997, subject to stockholder approval. Upon Dr. Pilia's election to participate in the Company's option restructuring plan, this option was canceled, and on March 27, 1998, Dr. Pilia's was issued a replacement option to purchase 40,000 shares of Common Stock.

     (8) This option to purchase 10,000 shares of Common Stock was granted to Mr. Link in June 1997. Upon Mr. Link's election to participate in the Company's option restructuring plan, this option was canceled, and on March 27, 1998, Mr. Link was issued a replacement option to purchase 8,000 shares of Common Stock.

     (9) This option to purchase 25,000 shares of Common Stock was granted to Mr. Link in October 1997, subject to stockholder approval. Upon Mr. Link's election to participate in the Company's option restructuring plan, this option was canceled, and on March 27, 1998, Mr. Link was issued a replacement option to purchase 20,000 shares of Common Stock.

     (10) This option to purchase 15,000 shares of Common Stock was granted to Dr. McChesney in October 1997, subject to stockholder approval. Upon Dr. McChesney's election to participate in the Company's option restructuring plan, this option was canceled, and on March 27, 1998, Dr. McChesney was issued a replacement option to purchase 12,000 shares of Common Stock.

      The following table sets forth information concerning outstanding options held by each of the Named Executive Officers as of December 31, 1997.

                             AGGREGATED OPTION/SAR EXERCISES IN LAST FISCAL YEAR AND
                                         FISCAL YEAR-END OPTION/SAR VALUES


                                Number of Securities Underlying                 Value of Unexercised
                            Unexercised Options/SARs at Fiscal Year   in-the-Money Options/SARs at Fiscal Year
                                            End(#)                                    End($)(1)
           Name                    Exercisable/Unexercisable                  Exercisable/Unexercisable
-------------------------- ----------------------------------------- -------------------------------------------
Sterling K. Ainsworth               155,167 / 157,500(2)(3)                         $283,667 / $0
Leonard P. Shaykin                  62,500 / 187,500(2)(4)                             $0 / $0
Patricia A. Pilia                    53,050 / 78,750(2)(5)                          $85,100 / $0
Gordon H. Link, Jr.                  49,167 / 57,167(2)(6)                         $47,167 / $167
James D. McChesney                   15,000 / 35,000(2)(7)                             $0 / $0
----------

(1) Represents the difference between the option exercise price and the last sale price of the Common Stock as reported by the Nasdaq National Market on December 31, 1997 ($2.50), multiplied by the corresponding number of underlying shares.
(2) As more fully described below, in March 1998, as part of a plan to restructure the Company's outstanding options (the "Option Restructuring Plan") the Company offered holders of options an opportunity to exchange options having an exercise price above $3.00 (the "Covered Options") for new options. Employees could elect to have their Covered Options canceled and replacement options granted for 80% of the number of shares covered by the canceled options. These replacement options were granted on March 27, 1998 and have an exercise price of $1.81, the last sale price of the
      Common Stock as reported by the Nasdaq National Market on the date of grant. The replacement options granted to employees vest on the same schedule as the canceled options, 25% on each of the first four anniversaries of the date of the replacement grant.
(3) A total of 190,000 options held by Dr. Ainsworth on December 31, 1997 were Covered Options, and, upon Dr. Ainsworth's election to participate in the Option Restructuring Plan, these 190,000 options were canceled and replacement options to purchase 152,000 shares of Common Stock were granted to Dr. Ainsworth.
(4) All 250,000 options held by Mr. Shaykin on December 31, 1997 were Covered Options, and, upon Mr. Shaykin's election to participate in the Option Restructuring Plan, these 250,000 options were canceled and replacement options to purchase a total of 200,000 shares of Common Stock were granted to Mr. Shaykin.
(5) A total of 95,000 options held by Dr. Pilia on December 31, 1997 were Covered Options, and, upon Dr. Pilia's election to participate in the Option Restructuring Plan, these 95,000 options were canceled and replacement options to purchase a total of 76,000 shares of Common Stock were granted to Dr. Pilia.
(6) A total of 75,000 options held by Mr. Link on December 31, 1997 were Covered Options, and, upon Mr. Link's election to participate in the
      Option Restructuring Plan, these 75,000 options were canceled and replacement options to purchase a total of 60,000 shares of Common Stock were granted to Mr. Link.
(7) All 50,000 options held by Dr. McChesney were Covered Options, and, upon Dr. McChesney's election to participate in the Option Restructuring Plan, these 50,000 options were canceled and replacement options to purchase a total of 40,000 shares of Common Stock were granted to Dr. McChesney.


Compensation of Directors

      Pursuant to the 1994 Plan, non-employee directors automatically are granted each year, on the date of the Company's annual meeting of stockholders, non-qualified options to purchase 10,000 shares of Common Stock. In addition, any non-employee director who is first appointed or elected other than at an annual meeting of stockholders automatically receives non-qualified options to purchase 10,000 shares of Common Stock upon such appointment or election. The 1994 Plan also provides for automatic annual grants of non-qualified stock options to purchase 10,000 shares of Common Stock to directors who serve as chair of the Audit, Compensation and Strategic Planning Committees of the Board of Directors. In addition, the 1994 Plan permits the discretionary grant by the Board of Directors of non-qualified options to non-employee directors under certain circumstances. All such options are exercisable at an exercise price equal to the fair market value of the Common Stock on the date of grant and are subject to certain vesting schedules. Upon the election by Dr. Hayes and

Mr. Hacken to participate in the Company's Option Restructuring Plan, options to purchase 25,000 shares of Common Stock held by Dr. Hayes and options to purchase 45,000 shares of Common Stock held by Mr. Hacken were canceled and replacement options on 20,000 and 36,000 shares were granted to Dr. Hayes and Mr. Hacken, respectively.

      Directors are reimbursed for their costs incurred in attending Board of Directors meetings.

      The Company and MediScience Associates, Inc. ("MediScience") are parties to a consulting agreement (the "MediScience Agreement") whereby Dr. Hayes, who is President and Chief Operating Officer of MediScience, provides the Company with consulting services in a variety of areas, including clinical research planning, strategic positioning and regulatory guidance. The Company makes quarterly payments to MediScience under the MediScience Agreement of $12,500 for such services. Dr. Hayes is obligated to provide consulting services under the MediScience Agreement indefinitely, but the MediScience Agreement is terminable by the Company or MediScience at any time with 90 days prior notice.

      Dr. Steer, who was appointed as a director of the Company in February 1998, provides consulting services as part of the Company's Scientific Advisory Board and under a separate consulting agreement. The Company annually grants to each member of the Scientific Advisory Board an option to purchase 1,000 shares of Common Stock and pays its members $1,000 per day plus expenses for attendance at meetings. In addition, Dr. Steer provides consulting services to the Company under a separate consulting agreement. During 1997 Dr. Steer was paid $12,300 by the Company for these consulting services.


Employment Agreements

      The Company entered into an Employment and Executive Stock Agreement with each of Mr. Shaykin and Drs. Ainsworth and Pilia (collectively, the "Senior Executives"), effective as of June 7, 1993, and amended and restated effective as of May 31, 1994 (collectively, the "Executive Agreements"). Each Executive Agreement provides for an initial five-year employment term that expires June 7, 1998 (the "Initial Term"), and is renewable each year thereafter (each, a "Renewal Term") unless either party gives notice of termination to the other party at least 180 days prior to the commencement of any Renewal Term. No such notice of termination has been given by any of the Senior Executives. The Executive Agreements provide for annual base salaries for Mr. Shaykin and Drs. Ainsworth, and Pilia of $150,000, $150,000, and $115,000 respectively. Under the Executive Agreements, the Senior Executives may be granted annual bonuses at the discretion of the Board's Compensation Committee. Mr. Shaykin is a part-time employee of the Company, and is not required under his Executive Agreement to spend more than 20 hours in any week or 80 hours per month on the Company's affairs.

      Each Executive Agreement provides for certain benefits if, prior to the end of the Initial Term or any Renewal Term, a Senior Executive's employment is terminated either by the Company other than for Cause (as defined in the Executive Agreements) or by the Senior Executive for Good Reason (as defined in the Executive Agreements). In general, each Senior Executive would be entitled to (i) a continuance of their respective salary and bonus, if any, through the end of the Initial Term (but in no event for longer than three years in the case of Mr. Shaykin) or the then-current Renewal Term, if applicable, and (ii) health and welfare benefits as in effect immediately prior to termination for a maximum of 18 months following termination. The foregoing benefits would be limited by the amount deductible for income tax purposes under the Internal Revenue Code of 1986, as amended (the "Code").

      The Executive Agreements also contain provisions (i) prohibiting disclosure of confidential information, (ii) granting to the Company rights to intellectual property developed by the Senior Executives that relate to the Company's business or developed in the course of employment with the Company (or that otherwise relate in any way to health care or pharmaceuticals, in the case of Drs. Ainsworth and Pilia) and (iii) prohibiting competition with the Company during and for five years after the Senior Executive's employment.

      Under his Executive Agreement, Mr. Shaykin acquired 150,428 shares of Common Stock (the "Executive Stock"). The purchase price for such shares was $1.50 per share and was represented by a promissory note in favor of the Company (the "Executive Note"). Commencing in 1995, Mr. Shaykin became able to repay all or part of the outstanding principal and interest on his Executive Note by remitting to the Company shares of his Executive Stock, to be valued for such purposes in an amount equal to the average of the last reported sales price of the Common Stock for the five trading days prior to remittance multiplied by the number of shares remitted. During 1997, Mr. Shaykin remitted shares of Common Stock to the Company in exchange for extinguishment of the debt represented by his Executive Note. See "--Certain Relationships and Related Transactions."


Section 16(a) Beneficial Ownership Reporting Compliance

      Under Section 16(a) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), the Company's directors and certain of its officers, and persons holding more than ten percent of the Company's Common Stock are required to file forms reporting their beneficial ownership of the Company's Common Stock and subsequent changes in that ownership with the Securities and Exchange Commission (the "SEC"). Such persons are also required to furnish the Company copies of forms so filed. Based solely upon a review of copies of such forms filed with the Company, Mr. Bewkes, a former director of the Company who resigned in December 1997, and Dr. Hayes were late in filing one Form 5, on which they reported one transaction, and Dr. Steer was late in filing one Form
3. No other directors or officers were late in filing any reports on Forms 3, 4 and 5.


Compensation Committee Interlocks and Insider Participation

     Currently, the Compensation Committee, consists of Drs. Steer and Hayes and Mr. Hacken. From January 1994 to March 1998, Richard C. Pfenniger also served on the Compensation Committee. Mr. Pfenniger served as Chief Operating Officer of IVAX and held various other executive positions with certain IVAX subsidiaries during 1997. See "--Certain Relationships and Related Transactions."


Compensation Committee Report on Executive Compensation

      The report of the Compensation Committee of the Board of Directors (the "Committee") shall not be deemed incorporated by reference by any general statement incorporating by reference this report into any filing under the Securities Act of 1933, as amended (the "Securities Act"), or under the Exchange Act, except to the extent that the Company specifically incorporates this information by reference, and shall not otherwise be deemed filed under such Acts.

      Goals. The Committee implements the Company's executive compensation policies. The Company is committed to executive compensation policies that promote and support the Company's goals and that inspire executives to make a significant contribution to the financial performance of the Company. The
Company's overall compensation philosophy for executive officers has the following objectives: (i) the attraction and retention of qualified personnel whose participation is important to the short-term and long-term success of the Company; and (ii) the creation of a mutual interest between executive officers and stockholders that permits executive officers to share in the risks and rewards of strategic decision-making.

      The Company has established its executive compensation policies using the above objectives as its foundation. The Committee's current practice is to review the compensation of the five highest paid employees of the Company, all employees earning at least $75,000 per year and any other executive officers of the Company that are named in any required disclosure documents under applicable securities laws. The Committee also administers all annual bonuses and equity based incentive compensation including grants of stock options and restricted stock. The following describes the three primary components of the Company's current executive compensation program.

      Base Salary. For fiscal year 1997, the base salary compensation of the Company's Chief Executive Officer, Dr. Ainsworth, and certain other senior executives, was primarily determined by such officers' employment agreements with the Company. The Compensation Committee believes that the current base salaries of the Company's executive officers are justified by such officers' performance and value to the Company, and take into account the market and competitive conditions affecting the demand for the skills and expertise of such executive officers.

     Annual Bonus. Due to the Company's financial position, no bonuses were granted to the Company's executive officers during fiscal year 1997.

      Equity-based Incentives. The Company considers equity-based incentives to be an integral part of executive compensation. The Committee believes that the grant of restricted stock awards, stock options and other awards pursuant to the 1993 Stock Option Plan and 1994 Long-Term Performance Incentive Plan has been, and will continue to be, an effective method for the creation of a mutual interest between the Company's employees and the Company's stockholders. During 1997, stock options were granted to seven executive officers. These grants were recommended to the Committee by the Chairman of the Board and the President. Factors considered in the grant of restricted stock awards and stock options include recommendations made to the Committee by the Chairman of the Board and the president of the Company and the Committee's own subjective evaluation of the individual executive's performance and the performance of the Company, taking into account the goal and overall compensation philosophy stated above. The recommendations of such grants to the Committee and the Committee's approval of such recommendations were not based on any specific formulas.

      For fiscal year 1997 the total compensation (including bonuses and equity-based incentives) of the Company's Chief Executive Officer, Dr. Ainsworth, and other senior executives, was assessed in light of such executives' performance and the progress of the Company. Factors taken into account included various achievements by the Company in scaling up its manufacturing activities, securing raw material resources, and other steps taken by the Company to support the manufacture, registration, and marketing of the Company's primary product, paclitaxel.

      On March 25, 1998 the Compensation Committee reviewed the status of the Company's outstanding options. The Compensation Committee determined that as a result of the drop in the value of the Common Stock at the end of 1997 and beginning of 1998, which was the result of regulatory issues not within the control of the grantees, the existing options did not effectively serve their purpose of helping to retain directors, officers, employees and consultants and to closely align the interests of these groups with those of the Company. In order to renew these incentives, on March 25, 1998 the Compensation Committee approved and recommended to the Board of Directors a plan to restructure the Company's outstanding options (the "Option Restructuring Plan"). The Option Restructuring Plan gave holders of the Company's options the opportunity to surrender their existing options having a price above $3.00 (the "Covered Options") in exchange for replacement options issued on March 27, 1998. If the holder of Covered Options chose to participate in the Option Restructuring Plan, such holder was required to give up 20% or 50% of their Covered Options, depending upon the option holder's relationship with the Company, and the replacement options were granted as of March 27, with new vesting beginning as of that date. In addition, for Covered Options held by former directors and former consultants, the period during which the options could be exercised was shortened.


                                                     COMPENSATION COMMITTEE

                                                     Dr. Arthur H. Hayes, Jr.
                                                     Dr. Randolph C. Steer
                                                     Mark B. Hacken


Stock Price Performance Graph

      The Stock Price Performance Graph shall not be deemed incorporated by reference by any general statement incorporating by reference this report into any filing under the Securities Act, or under the Exchange Act, except to the extent that the Company specifically incorporates this information by reference, and shall not otherwise be deemed filed under such Acts.

      The graph below compares the cumulative return of the Company's Common Stock against the Total Return Index for the NASDAQ Market (U.S.) and a peer group which is comprised of the companies listed on the NASDAQ Pharmaceutical Stock Index. The cumulative return presented is based upon an initial investment of $100 over the period August 1, 1994 (the date of the Company's initial public offering) through December 31, 1997. The stock price performance on the graph is not necessarily an indicator of future price performance. The cumulative return of the Company's Common Stock is based upon its initial public offering price of $5.00 and the last reported sale price of the Common Stock as reported on the Nasdaq National Market System on December 31, 1997, the last trading day of 1997 ($2.50). The indices assume the reinvestment of all dividends.

[GRAPHIC OMITTED]



                                August 1,      December 30,       December 29,       December 31,       December 31,
                                1994           1994               1995               1996               1997
NaPro (NPRO)                         $100           $120.00            $187.50            $212.50             $50.00
NASDAQ Market (U.S.)                 $100           $104.38            $147.63            $181.55            $222.80
Peer Group
(NASDAQ Pharmaceutical               $100           $102.46            $187.40            $188.01            $194.16
Index)


Certain Relationships and Related Transactions

      In June 1993, the Company entered into a strategic alliance (the "IVAX Agreement") with Baker Norton Pharmaceuticals, a subsidiary of IVAX, one of the largest generic pharmaceutical companies in the United States, which provided for certain exclusive and non-exclusive rights for IVAX to develop and market the Company's paclitaxel. During 1997, the Company's sales of paclitaxel to IVAX were $2,275,000, or 60% of the Company's revenues during such period. Until April 1998, IVAX, through D&N, beneficially owned 1,126,398 shares of the Common Stock, representing beneficial ownership of approximately 7.6% of the outstanding Common Stock as of the Record Date.

      On March 20, 1998, NaPro and IVAX entered into an agreement (the "Termination Agreement") terminating the IVAX Agreement. Under the Termination Agreement, NaPro is obligated to sell a fixed quantity of paclitaxel to IVAX, at a fixed price, in installments with the final installment due in the first quarter of 1999. In addition, the Termination Agreement grants IVAX a royalty-free, limited, non-exclusive license for one of NaPro's pending patents (the "Pending Patent") in the United States, Europe, and certain other world markets. As consideration for this licence, NaPro received $6,070,000, $2,000,000 of which was placed in escrow to be released in installments corresponding to delivery of paclitaxel to IVAX, and 1,126,398 shares of its Common Stock formerly beneficially owned by IVAX. In addition, NaPro received an additional $3,750,000 based upon issuance of the Pending Patent in the United States, and IVAX has agreed to pay the Company $2,610,000 upon issuance of the Pending Patent in the European Patent Office, subject to certain limitations: In connection with the Termination Agreement, Richard C. Pfenniger, Jr. resigned from the NaPro Board of Directors. Mr. Pfenniger, who served as a director of the Company from June 1993 until March 1998, served as Chief Operating Officer of IVAX from April 1994 until March 1997.

      On the same day the Termination Agreement was executed, the Company, IVAX and Mr. Shaykin entered into an agreement relating to a warrant (the "Warrant") to purchase 111,111 shares of Common Stock at an exercise price of $0.075 per share. Mr. Shaykin acquired the Warrant from IVAX in 1996. Pursuant to the agreement, Mr. Shaykin paid $100,000 to IVAX and IVAX forgave the indebtedness represented by a promissory note in the principal amount of $944,443 that had represented the original purchase price of the Warrant by Mr. Shaykin. In exchange for remission of the Warrant to the Company by Mr. Shaykin, the Company agreed to indemnify IVAX for any loss associated with such transaction.

      On January 27, 1997, Mr. Shaykin remitted to the Company 74,550 shares of Common Stock in payment of the debt represented by his Executive Note of $989,640.72 owed to the Company by Mr. Shaykin. This payment was effected in accordance with the terms of Mr. Shaykin's Executive Agreement with the Company. See "--Executive Compensation--Employment Agreements." The Common Stock was valued for such purpose at $13.275 per share, an amount equal to the average of the last reported sales price of the Common Stock for the five trading days prior to the remittance, in accordance with the provisions of the Executive Agreement.

      Vaughn D. Bryson, a director of the Company until December 1997, is a principal of Life Science Advisors ("LSA"), a health care consulting firm that was party to a consulting agreement (the "LSA Agreement") whereby LSA provided consulting services to the Company in the area of pharmaceutical development in 1997. The Company made payments to LSA under the LSA Agreement in the amounts of $1,800 per eight-hour person day ($225 per person hour) for the services of the principals of LSA and $1,500 per eight hour person day ($187.50 per person hour) for the services of the associates of LSA. In addition, LSA received 1500 options for each eight hour person day of service provided by the principals and 600 options for each eight hour person day of services provided by associates of LSA. These options have an exercise price of $7.25 and have a term of ten years. LSA earned and was granted 49,785 options under the LSA Agreement, of which Mr. Bryson was granted 15,162 options The LSA Agreement was terminated in January 1998. As part of the option restructuring that the Company initiated in March 1998, the members and associates of LSA were given the opportunity to surrender the options that had been granted to them in exchange for new options for 50% fewer shares of Common Stock at an exercise price of $1.81, the fair market value of the Common Stock on March 27, 1998. Each of the members and associates of LSA elected to participate in the option restructuring. As a result, the members and associates of LSA surrendered the options for 49,785 shares of Common Stock in exchange for options to purchase a total of 24,893 shares of Common Stock.


          PROPOSAL 2: APPROVAL OF THE ISSUANCE OF 20% OR MORE OF THE OUTSTANDING
                                  COMMON STOCK AT LESS THAN MARKET OR BOOK VALUE

Background

     In June and December 1997, the Company issued the Convertible Notes and the Convertible Preferred Stock, respectively. The Convertible Notes and the Convertible Preferred Stock are referred to as the "Convertible Securities." The conversion price for each was fixed at $10.00 per share through the 119th day after initial issuance, but thereafter became a discount from the trading price of the Common Stock. On the trading day immediately prior to issuance of the Convertible Notes, the last reported sales price of the Common Stock on the Nasdaq National Market was $9.25 and on the trading day immediately prior to issuance of the Convertible Preferred Stock was $6.50. At the time of issuance of the Convertible Securities, the trading price of the Common Stock had not been below $6.25 for at least two years. Nasdaq Stock Market Rule 4460(i), which is applicable to issuers whose securities are listed on the Nasdaq National Market (the "Nasdaq Rule"), requires stockholder approval of transactions other than a public offering involving the sale or issuance of common stock (or securities convertible into or exercisable for common stock) equal to 20% or more of the common stock or voting power outstanding before the issuance at a price less than the greater of book or market value. Given the initial conversion price of the Convertible Securities and the then current trading price of the Common Stock, its was not necessary to obtain stockholder approval of these transactions. The conversion right of the holders of the Convertible Securities was structured so that each transaction would comply with the Nasdaq Rule by limiting the number of shares of Common Stock that could be issued upon conversion. If the trading price of the Common Stock declined to a level such that a portion of the Convertible Notes and Convertible Preferred Stock became inconvertible as a result such limitation, at the option of the holders of the Convertible Securities the Company would be obligated to redeem for cash that portion of the Convertible Securities that could not be converted because of the limitation unless and until the Company obtained stockholder approval as contemplated by the Nasdaq Rule to permit the issuance of shares of Common Stock in accordance with the original terms of the instruments. Such a decline occurred in December 1997 and January 1998. As a result, certain material provisions relating to the Convertible Notes and the Convertible Preferred Stock were amended to, among other things, suspend such redemption right pending approval of this Proposal. See "--Terms of the Convertible Securities--The January Amendments" and "--The March Amendments." The amendments (except those changing the conversion price and lowering the exercise price of warrants issued in connection with the original issuance of the Convertible Securities) terminate if the stockholder approval sought by this Proposal 2 has not been received by June 1, 1998.

     The Board of Directors has determined that authorizing under the Nasdaq Rule the issuance of 20% or more of the outstanding Common Stock or voting power at a price less than market or book value to the holders of the Convertible Securities is advisable and in the best interests of the Company and its stockholders and recommends adoption of Proposal 2 . The Company and the holders of the Convertible Notes and the Convertible Preferred Stock are party to agreements dated January 28, 1998, (the "January Amendments") that require the Company to seek stockholder approval of such issuance and of amendments to the Company's Certificate of Incorporation increasing the number of authorized shares as reflected by Proposal 3. If such approvals are not obtained, the January Amendments terminate other than certain provisions favorable to the holders of the Convertible Securities.

     As of April 17, 1998, approximately $__________ in principal amount of the Convertible Notes and _____ shares of the Convertible Preferred Stock (representing $_____ of liquidation value) remained outstanding. Based upon the conversion price applicable to each as of such date and without regard to the limitations on issuance of Common Stock imposed by the Nasdaq Rule, an aggregate of ______ shares of Common Stock would be issuable upon conversion of such Convertible Securities. If Proposals 2 and 3 are not approved by stockholders by June 1, 1998, and assuming no addtional conversion of Convertible Securities and no change in the conversion price from that effective on April __, 1998, (i) the holder of the Convertible Preferred Stock would be entitled to require the Company to redeem up to ____ shares of Convertible Preferred Stock for an aggregate redemption price of approximately $___________, including any applicable redemption premium, and (ii) the holders of the Convertible Notes will be entitled to require the Company to redeem up to $______ principal amount of the Convertible Notes for an aggregate redemption price of approximately $________, including any applicable redemption premium.


Description of the Proposal

     The Nasdaq Rule provides that a company with securities listed on the Nasdaq National Market must obtain stockholder approval of a sale or issuance by the company of common stock (or securities convertible into or exercisable for common stock) equal to 20 % or more of the common stock or voting power outstanding prior to the issuance if the sale price for such securities is less than the greater of book or market value. Approval of this proposal by stockholders would satisfy the stockholder approval requirements of the Nasdaq Rule for both the Convertible Notes and the Convertible Preferred Stock and allow the Company to issue 20% or more of the Company's Common Stock outstanding to the holders of the Convertible Notes and the holder of the Convertible Preferred Stock, in each case upon the conversion of those securities. Approval of Proposals 2 and 3 by the stockholders is intended to prevent severe depletion of the Company's available cash upon redemption of the Convertible Notes and the Convertible Preferred Stock.


Terms of the Convertible Securities

      The terms of the Convertible Securities are very complex. Any summary thereof will be general in nature and must be qualified by reference to the actual agreements attached as exhibits to the Company's Current Reports on Form 8-K referred to below. Stockholders desiring a more complete understanding of the Convertible Securities and their operation are urged to refer to such exhibits.

     The Convertible Notes. On June 4, 1997 NaPro privately issued $10.3 million of Convertible Notes. The notes mature in June 2000 and bear interest at a rate of 5% per year. Interest may be paid in Common Stock or cash at the Company's option. Beginning 120 days after initial issuance, the Convertible Notes were convertible into Common Stock at discounts (ranging from 5% to 10%) from the market price of the Common Stock during specified periods prior to the conversion. In the event that, on five days during a period of ten consecutive trading days, conversion of the outstanding principal amount of the Convertible Notes would result in the issuance of Common Stock in an amount exceeding the amount allowable under the Nasdaq Rule (a "Note Maximum Share Amount Inconvertibility"), the Company could be required by holders of the Convertible Notes to redeem for cash that portion of the Convertible Notes that may not be converted, such redemption to be at a premium (ranging from 11% to 13% depending on the time of such redemption) from the principal amount of the note to be redeemed. A Note Maximum Share Amount Inconvertibility occurred in January 1998. At that time, the Company redeemed $397,000 in note principal and paid $53,000 premium and interest in connection with the redemption.

     The Convertible Preferred Stock. On December 8, 1997 NaPro privately issued the Convertible Preferred Stock for an aggregate consideration of $5 million (5,000 shares at $1,000 per share). The Convertible Preferred Stock accrues dividends at 5% per annum payable quarterly in Common Stock or cash at the Company's option. Beginning 120 days after initial issuance, the Convertible Preferred Stock were convertible into Common Stock at a 5% discount from the average of the two lowest closing trading prices to occur during the 15 trading days immediately preceding the conversion date. In the event that, on five days during a period of ten consecutive trading days, conversion of the outstanding Convertible Preferred Stock would result in the issuance of Common Stock in an amount which would exceed the amount allowable under the Nasdaq Rule (a "Stock Maximum Share Amount Inconvertibility"), the Company could be required by the holder of the Convertible Preferred Stock to redeem for cash that portion of the Convertible Preferred Stock that may not be converted, such redemption to be at a 15% premium.

     The January Amendments. As a result of substantial decreases in the trading price of the Common Stock during December 1997 and January 1998, a Note Maximum Share Amount Inconvertibility occurred for the Convertible Notes, and a Stock Maximum Share Amount Inconvertibility would have occurred for the Convertible Preferred Stock if the trading price of the Common Stock remained at January levels. The Company entered into the January Amendments in order to (i) obtain relief from the redemption obligations, (ii) provide a ceiling on the amount of Common Stock which may be issued to holders of the Convertible Securities prior to January 1, 1999 and the potential dilution of the Common Stock which would result and (iii) give the Company the opportunity to redeem the Convertible Securities for cash at a 30% premium in the event the Company obtained sufficient funds. The January Amendments were filed with the SEC as exhibits to the Company's Current Report on Form 8-K dated January 28, 1998, to which reference is hereby made. Under the January Amendments, holders of the Convertible Securities agreed to waive their right to require redemption of the Convertible Securities due to a Note or Stock Maximum Share Amount Inconvertibility until December 31, 1998, so long as the Company is in compliance with its obligations to holders of the Convertible Preferred Stock and the Convertible Notes and Proposals 2 and 3 are approved by stockholders by June 1, 1998. In addition, the January Amendments set a limit on the principal amount of the Convertible Notes which may be converted into Common Stock and on the number of shares of Common Stock which may be issued upon conversion of the Convertible Preferred Stock prior to December 31, 1998. No limitation applies after such date. The January Amendments also established a maximum conversion price for the Convertible Securities based upon the trading price of the Common Stock prior to March 1 and June 1, 1998. Based on the trading price prior to March 1, 1998, the maximum conversion price of Convertible Securities will not exceed $1.92385 per share.

      Under the January Amendments,  the Company agreed,  among other things, to
(i) seek stockholder approval of amendments to the Company's Certificate of Incorporation which would increase the number of shares of Common Stock authorized for issuance from 19,000,000 shares to 30,000,000 shares and (ii) seek stockholder approval of the issuance by the Company of 20% or more of the Common Stock outstanding on December 8, 1997 to the holders of the Convertible Preferred Stock and stockholder approval of issuance by the Company of 20% or more of the Common Stock outstanding on June 4, 1997 to the holders of the Convertible Notes (together the "Required Proposals"). See "Proposal 3: Approval of Amendments to the Company's Certificate of Incorporation." If the stockholders approve the amendments to the Company's Certificate of
Incorporation to increase the number of shares authorized for issuance to 30,000,000 shares but do not approve Proposal 2, the Company is required to seek waiver by the Nasdaq Stock Market of the Nasdaq Rule.

     The March Amendments. The Company and the holders of the Convertible Securities agreed to further amendment the Convertible Securities on March 20 and March 31, 1998 (the "March Amendments"). Pursuant to the March Amendments, the premium for optional redemption by the Company of the Convertible Securities was reduced from 30% to 10% through about July 29, 1998. The March Amendments were filed with the SEC as exhibits to the Company's Current Report on Form 8-K dated March 20, 1998, to which reference is hereby made.

     As a result of the January and March Amendments, were the Company to have the cash available to do so, it could redeem the Convertible Securities at a 10% premium though about July 29, 1998 and at a 30% premium through December 31, 1998. During such periods the number of shares of Common Stock issuable to the holders of the Convertible Securities is limited to 450,000 per month. After December 31, 1998, the holders of the Convertible Securities would be able to convert the Convertible Securities into Common Stock without limitation at the then applicable conversion price, which would not exceed $1.92385 per share. There can be no assurance that the Company will ever have sufficient cash to redeem any outstanding Convertible Securities.


Reasons for Proposal

      The Board of Directors of the Company believes that the termination of the January Amendments and resulting reinstatement of the right of the holders of the Convertible Preferred Stock and Convertible Notes to require the Company to redeem their Convertible Securities has the potential to severely diminish the Company's existing working capital. As a result, the Board of Directors believes it is in the best interest of the stockholders to approve this Proposal and Proposal 3 as described in this Proxy Statement. If stockholder approval of the Required Proposals is not received by June 1, 1998, the January Amendments will terminate, subject to certain limited exceptions, and the Company will loose its benefits associated with those amendments.


Vote Required for Approval of the Proposal

      Under the Nasdaq Rule, approval of Proposal 2 requires the affirmative vote of a majority of the total votes cast on the proposal in person or by proxy. As noted above, termination of the January Amendments would also result from the failure of stockholders to approve Proposal 3, which requires the affirmative vote of a majority of the shares of Common Stock outstanding as of the Record Date. The practical benefits of Proposal 2 will not be realized unless Proposal 3 is also approved.

             Management and the Board of  Directors  recommends  a vote FOR this
                    Proposal to approve the issuance of 20% or more the Common Stock at less than market or book value


                           PROPOSAL 3: APPROVAL OF AN AMENDMENT TO THE COMPANY'S
                                           CERTIFICATE OF INCORPORATION

Background

      The Company's Board of Directors has determined that amending the Company's Certificate of Incorporation in the manner described below is advisable and is in the best interest of stockholders and recommends that the Company's stockholders approve and adopt the proposed amendment. The proposed amendment would increase the number of authorized shares of the Company's Common Stock from 19,000,000 to 30,000,000.

      The proposed amendment to the Company's Certificate of Incorporation is being recommended as required by the January Amendments between the Company and the holders of the Convertible Securities, which require the Company to seek stockholder approval of such an amendment by June 1, 1998. In addition, the proposed amendment is being recommended because the Board of Directors believes having shares authorized and available for issuance will provide the Company with greater flexibility in pursuing funding to meet the Company's capital needs in the future.


Description of the Proposal

      The proposed amendment to the Certificate of Incorporation will increase the number of authorized shares of the Company's Common Stock from 19,000,000 to 30,000,000. As of April 2, 1998, 14,776,287 shares of Common Stock were outstanding, leaving only 4,223,713 shares authorized but unissued, an amount insufficient to satisfy its obligations for shares formally reserved for issuance upon exercise or conversion of outstanding options, warrants and other convertible securities and shares that could be issuable to the holders of the Convertible Securities upon the approval of Proposal 2.

After giving effect to the return by Mr. Shaykin of the Warrant exercisable for 111,111 shares of Common Stock and the return by IVAX of 1,126,398 shares of Common Stock in connection with the Termination Agreement, the number of authorized but unissued shares would still be insufficient as of such date.

      The purpose of the proposed amendment to the current Certificate is to comply with the requirements of the January Amendments and to provide the Company with additional options for securing financing in the future. The Board of Directors believes that adoption of this amendment is necessary to preserve the Company's resources and allow flexibility in seeking further funding for the Company. In addition, the Board of Directors believes that adoption of this amendment is necessary to prevent the holders of the Convertible Securities from being able to seek redemption of the Convertible Securities in amounts which would have a material adverse effect on the Company's working capital, which could, in turn, have a material adverse effect on the Company's operations.

      If Proposal 3 is approved, the newly authorized shares of Common Stock would have all of the rights and privileges as the shares of Common Stock now authorized. The Common Stock has no preemptive rights. Once shares of Common Stock are authorized, the Board of Directors can issue shares of Common Stock without stockholder approval, except as may be required by law or regulations or by the rules of any stock exchange on which the Company's securities may then be listed.

      Although the Board of Directors would issue additional shares based on its judgment as to the best interests of the Company and its stockholders, the issuance of additional shares would have the effect of diluting the relative voting power per share and could have the effect of diluting the book value per share of the outstanding shares of Common Stock.

      If  Proposal  3  is  approved,   Article  Four  of  the   Certificate   of
Incorporation will be amended, in pertinent part, to read as follows:

                                                   ARTICLE FOUR

         I.       AUTHORIZED SHARES

                  The Corporation shall have authority to issue 33,000,000 shares of capital stock, 30,000,000 of which shall be Common Stock, with a par value of $.0075 per share, 1,000,000 of which shall be Nonvoting Common Stock, with a par value of $.0075 per share, and 2,000,000 of which shall be Preferred Stock, with a par value of $.001 per share.


Vote Required and Board Recommendation

      The affirmative vote of holders of a majority of the Shares entitled to vote at the meeting is required to approve the proposed amendments. If the amendments are not approved by the stockholders, the Company's Certificate of Incorporation, which authorizes the issuance of 19,000,000 shares of Common Stock, will remain unchanged.

                    Management and the Board of  Directors  recommend a vote FOR this Proposal to approve an amendment to the Company's Certificate of Incorporation


                     PROPOSAL 4:  APPROVAL OF AN AMENDMENT TO THE 1994 LONG-TERM
                                            PERFORMANCE INCENTIVE PLAN

Description of Proposed Amendments

      Contingent upon approval by the stockholders, the Board of Directors has adopted an amendment to the 1994 Plan to increase the maximum number of shares of Common Stock issuable as awards under the 1994 Plan from 875,000 to 1,575,000.


Reasons for Proposed Amendments

      As April 2, 1998, stock options have been granted under the 1994 Plan to purchase a total of 842,964 shares, leaving only 32,036 shares of Common Stock available for additional grant under the 1994 Plan. The Board believes that it is in the best interest of the Company to increase the number of shares available for awards under the 1994 Plan, and to increase the maximum number of shares that may be awarded each taxable year, in order to allow the Company to grant awards to attract and retain new employees and to further compensate, where appropriate, employees who previously have been awarded, or who previously have not been awarded, options under the 1994 Plan.


1994 Long-Term Performance Incentive Plan

      In May 1994, the Company's Board of Directors adopted the 1994 Long-Term Performance Incentive Plan which was subsequently approved by the stockholders of the Company prior to the Company's initial public offering in August 1994 and amended by approval of the stockholders in 1997. The 1994 Plan, as amended, provides for granting to employees and other key individuals who perform services for the Company ("Participants") the following types of incentive awards: stock options, stock appreciation rights ("SARs"), restricted stock, performance units, performance grants and other types of awards that the Compensation Committee deems to be consistent with the purposes of the 1994 Plan. The 1994 Plan also provides non-employee directors with stock option grants according to an established formula and permits the discretionary grant of non-qualified options by the Board of Directors to non-employee directors under certain circumstances.

      The 1994 Plan affords the Company latitude in tailoring incentive compensation to support corporate and business objectives, to anticipate and respond to a changing business environment and competitive compensation practices and, in the case of options granted to non-employee directors, to strengthen further the non-employee directors' linkage with stockholder interests.

      The following is a description of the principal features of the 1994 Plan.

      Shares Subject to Plan. The 1994 Plan currently allows for issuance of 875,000 shares of Common Stock as awards. Stockholder approval of Proposal 4 would increase the number of shares of Common Stock issuable as awards under the 1994 Plan to 1,575,000.

      Administration. The Compensation Committee has exclusive discretion to select the Participants and to determine the type, size and terms of each award, to modify the terms of awards, to determine when awards will be granted and paid, and to make all other determinations which it deems necessary or desirable in the interpretation and administration of the 1994 Plan. The 1994 Plan terminates ten years from the date that it is initially approved and adopted by the stockholders of the Company, unless extended for up to an additional five years by action of the Board of Directors. With limited exceptions, including termination of employment as a result of death, disability or retirement, or except as otherwise determined by the Compensation Committee, rights to these forms of contingent compensation will be forfeited if a recipient's employment or performance of services terminates within a specified period following the award. Generally, a Participant's rights and interest under the 1994 Plan will not be transferable except by will or by laws of descent and distribution.

      Awards.  Under the 1994 Plan,  Participants  are granted  incentive awards
consisting  of  stock  options,  SARs,  restricted  stock,   performance  units,
performance grants and other types of awards.

         Stock Options. Participants are granted stock options which include non-qualified stock options and incentive stock options. Stock options are rights to purchase a specified number of shares of Common Stock at a price fixed by the Compensation Committee. The option price may not be less than the fair market value of the underlying shares of Common Stock on the date of grant. In the case of purchased stock options, a specified number of non-qualified stock options (with an option price as described above) will be offered for grant to selected Participants in exchange for a purchase price, specified by the Compensation Committee, which is payable at the time of grant. Options generally will expire not later than ten years after the date on which they are granted. Options will become exercisable at such times and in such installments as the Compensation Committee shall determine. Payment of the option price must be made in full at the time of exercise in such form (including, but not limited to, cash, Common Stock or the surrender of another outstanding award or any combination thereof) as the Compensation Committee may determine. Federal income tax payable as a consequence of the exercise of such options is borne by the grantee.

         SARs. SARs may be granted alone, or a holder of an option or other award may be granted a related SAR, either at the time of grant or by amendment thereafter. Upon exercise of an SAR, the holder must surrender the SAR and surrender, unexercised, any related option or other award, and the holder will receive in exchange, at the election of the Compensation Committee, cash or Common Stock or other consideration, or any combination thereof, equal in value to (or, in the discretion of the Compensation Committee, less than) the difference between the exercise price or option price per share and the fair market value per share of Common Stock on the last business day preceding the date of exercise, times the number of shares subject to the SAR or option or other award, or portion thereof, which is exercised.

         Restricted Stock Awards. A restricted stock award is an award of a specified number of shares of Common Stock which are subject to a restriction against transfer and to a risk of forfeiture during a period set by the Compensation Committee. During the restriction period, the Participant generally has the right to vote and receive dividends on the shares.

         Performance Grants and Other Awards. Performance grants are awards with a final value, if any, that is determined by the degree to which specified performance objectives have been achieved during an award period set by the
Compensation Committee, subject to such adjustments as the Compensation Committee may approve based on relevant factors. Performance objectives are based on such measures of performance, including, without limitation, measures of industry, the Company, unit or Participant performance, or any combination of the foregoing, as the Compensation Committee may determine. The Compensation Committee may make such adjustments in the computation of any performance measure as it may deem appropriate. A target value of an award will be established (and may be amended thereafter) by the Compensation Committee and may be a fixed dollar amount, an amount that varies from time to time based on the value of a share of Common Stock, or an amount that is determinable from other criteria specified by the Compensation Committee. Payment of the final value of an award will be made as promptly as practicable after the end of the award period or at such other time or times as the Compensation Committee may determine. The 1994 Plan permits the grant of any other type of incentive compensation award determined by the Compensation Committee to be consistent with the purposes of the 1994 Plan.

      Awards to Non-Employee Directors. The 1994 Plan provides that each person who is not an employee of the Company or one of its subsidiaries and who is elected or re-elected as a director of the Company by the stockholders at any annual meeting of stockholders, and, if first elected or appointed other than at an annual meeting, upon such election or appointment, will receive, as of the next business day following the date of each such election or appointment a non-qualified option to purchase a specified number of shares of the Company's Common Stock. Currently, non-employee directors are entitled to receive an option for 10,000 shares of Common Stock under such automatic provisions. The 1994 Plan also provides for automatic annual grants of options to purchase 10,000 shares of Common Stock to the chair of the Audit, Compensation and Strategic Planning Committees of the Board of Directors. Each option granted to non-employee directors will have an option price equal to the fair market value of the Company's Common Stock on the date of grant, will generally become exercisable in full on the first anniversary following the date of grant and will have a term of 10 years from the date of grant. The 1994 Plan also provides for the discretionary grant of non-qualified options by the Board of Directors to non-employee directors under certain circumstances.

      Liquidation, Changes in Control; Mergers. Upon the liquidation or dissolution of the Company, all outstanding awards under the 1994 Plan will terminate immediately prior to the consummation of such liquidation or dissolution, unless otherwise provided by the Compensation Committee. Upon certain events, including (i) any "person,"as such term is used in Sections 13(d) and 14(d) of the Exchange Act, including a "group" as defined in Section 13(d) of the Exchange Act but excluding the Company and any subsidiary and any employee benefit plan sponsored or maintained by the Company or any subsidiary (including any trustee of such plan acting as trustee), directly or indirectly, becoming the "beneficial owner" (as defined in Rule 13d-3 under the Exchange Act, as amended from time to time), of securities of the Company representing 25% or more of the combined voting power of the Company's then outstanding securities; (ii) individuals who at the beginning of any 12-month period constituted the Board ceasing for any reason other than death to constitute a majority of such Board; or (iii) approval by the Company's stockholders of a transaction involving the acquisition of the Company by an entity other than the Company or any subsidiary through purchase of assets, by merger, or otherwise,
(A) any SARs and any options will become immediately exercisable in full; (B) restrictions and deferral limitations applicable to any restricted stock and other awards payable in shares of Common Stock will lapse and become immediately exercisable in full; (C) generally, outstanding performance grants will become vested and will be paid out based on the prorated target results for the awards period in question; and (D) generally, the value of all outstanding options, SARs, restricted stock, performance grants and any other type of award payable in shares of Common Stock will be cashed out.

      Amendment and Termination. The Board may amend or suspend the 1994 Plan in whole or in part at any time provided that stockholder approval is obtained where failure to obtain such approval would adversely affect the compliance of the 1994 Plan with Rule 16b-3 under the Exchange Act and with other applicable law. The 1994 Plan will terminate on June 16, 2004 unless sooner terminated by the Board. No amendment or termination of the Plan may materially affect any rights of a Participant with respect to any Award without the written consent of the Participant except where, in the Compensation Committee's discretion, it determines that significant changes in the Participant's position, duties or responsibilities, or significant changes in economic, legislative, regulatory, tax, account or cost/benefit conditions have had or will have a substantial effect on the performance of the Company or any of its subsidiaries or affiliates.

      Federal Income Tax Consequences of the Grant and Exercise of Options Under the 1994 Plan. The tax consequences applicable to the Company and to a Participant in the 1994 Plan in connection with options granted to a participant are complex and depend, in large part, on the surrounding facts and circumstances. The following brief summary of certain significant United States federal income tax consequences under existing law of the 1994 Plan is not intended to be exhaustive and, among other things, does not describe state, local or foreign tax consequences.

      Under the Code, the grant of a stock option does not result in taxable income to the optionee or any tax deduction to the Company. However, the transfer of common stock of the Company to an optionee upon exercise of an option may or may not give rise to taxable income to the optionee and tax deductions to the Company, depending upon whether or not the option is an incentive stock option or non-qualified option.

      In general, a Participant will not recognize any income upon the exercise of an incentive stock option, and the Company will not be entitled to a tax deduction on account of such exercise. However, a Participant could be subject to the alternative minimum tax upon exercise. If the Code requirements relating to the holding periods for stock acquired on exercise of an incentive stock option have been satisfied, a Participant who acquires Company Common Stock upon the exercise of his or her incentive stock option will recognize any gain or loss realized upon the sale of such stock as capital gain or loss, but the Company will not be entitled to any tax deduction on account of such sale. If such holding period requirements are not satisfied with respect to such stock acquired on exercise of an incentive stock option, the sale of the stock so acquired will result in ordinary income being recognized by the Participant in an amount equal to the excess, with certain adjustments, of the fair market value of the underlying stock on the date of exercise over the option price and the Company will be entitled to a tax deduction in the same amount, assuming that the compensation amounts satisfy the ordinary and reasonable compensation requirements for deductibility and that the deduction is not limited by Section 162(m) of the Code. Any additional gain realized by such Participant on such a sale of his or her stock will be capital gain. If the total amount realized upon such a sale is less than the exercise price of the incentive stock option, the difference will be a capital loss to such Participant.

      In the case of a non-qualified option, a Participant generally will recognize ordinary income upon the exercise of such option in the amount equal to the excess of the fair market value of the underlying stock on the date of exercise over the option price, and the Company will be entitled to a tax deduction in the same amount, assuming that the compensation amounts satisfy the ordinary and reasonable compensation requirements for deductibility and that the deduction is not limited by Section 162(m) of the Code. If, however, the sale of Common Stock of the Company at a profit would subject the Participant to liability under Section 16(b) of the Exchange Act, the Participant will recognize compensation income equal to the excess of (i) the fair market value of such Common Stock on the earlier of the date that is six months after the date of exercise on the date the Participant can sell the Common Stock without liability under Section 16(b) over (ii) the exercise price. The Participant can make an election under Section 83(b) of the Code to measure the compensation as of the date the non-qualified option is exercised. A Participant will recognize as capital gain or loss any profit or loss realized on the sale or exchange of any such shares disposed of or sold.

      Under Section 162(m) of the Code, the Company may be limited as to federal income tax deductions to the extent that total annual compensation in excess of $1 million is paid to the chief executive officer of the Company or any one of the other four highest paid executive officers employed by the Company on the last day of the taxable year. However, certain "performance-based compensation," the material terms of which are disclosed to and approved by the Company's stockholders, is not subject to this limitation on deductibility. The Corporation has structured the stock option and SAR portions of the 1994 Plan with the intention that compensation resulting therefrom would be qualified performance-based compensation and would be deductible without regard to the limitations otherwise imposed by Section 162(m) of the Code. The 1994 Plan allows the Committee discretion to award restricted stock and other stock-based awards that are intended to be qualified performance-based compensation. Bonuses and other compensation payable in stock under the 1994 Plan are not intended to qualify as performance-based compensation.


New Plan Benefits

      The future benefits or amount that will be received by executive officers and other employess of the Company under the 1994 Plan are not determinable, as grants to such persons are determined in the discretion of the Compensation Committee and the Board of Directors. Under the formula provisions of the 1994 Plan, the non-employee directors of the Company, Dr. Hayes and Mr. Hacken will each receive automatically on the date of the Annual Meeting non-qualified options to purchase 20,000 shares of Common Stock and Dr. Steer will receive automatically on such date a non-qualified option to purchase 10,000 shares of Common Stock.


Vote Required and Board Recommendation

      The affirmative vote of holders of a majority of the Shares entitled to vote at the meeting is required to approve the proposed amendment. If the amendment is not approved by the shareholders, the Company's 1994 Plan will continue in effect without the proposed amendments.

                   Management and the Board of  Directors  recommends a vote FOR
                      this   Proposal  to  approve  an  amendment  to  the  1994
                      Long-Term Performance Incentive Plan.


                   PROPOSAL 5: RATIFICATION OF SELECTION OF INDEPENDENT AUDITORS

Ratification of Selection of Independent Auditors

      The Board of Directors has selected Ernst & Young LLP as the Company's independent auditors for the year ending December 31, 1998, and has further directed that management submit this selection of independent auditors for ratification by the stockholders at the Annual Meeting. Ernst & Young LLP have audited the Company's financial statements for 1997. Representatives of Ernst & Young LLP who are expected to be present at the Annual Meeting will have an opportunity to make a statement if they desire to do so and will be available to respond to appropriate questions. If a majority of the shares voted at the Annual Meeting do not vote for ratification of the selection of Ernst & Young LLP, the Board of Directors will reconsider such selection.

                Management and the Board of Directors  Recommend a Vote FOR this
                     Proposal to ratify the selection of Ernst & Young LLP as the Company's independent auditors.

                                                   OTHER MATTERS

      The Board of Directors knows of no other business to be presented at the meeting, but if other matters do properly come before the meeting, it is intended that the persons named in the proxy will vote in respect thereof in accordance with their best judgment.

      The Board of Directors encourages you to have your shares voted by signing and returning the enclosed proxy. The fact that you will have returned your proxy in advance will not affect your right to vote in person should you find it possible to attend. However, by signing and returning the proxy, you have assured your representation at the Annual Meeting. Thank you for your cooperation.

                       By Order of the Board of Directors,




                                                     Patricia A. Pilia
                                                     Secretary

Boulder, Colorado
April __, 1997

                                                     COMMON STOCK
                                              NAPRO BIOTHERAPEUTICS, INC.

                                   PROXY SOLICITED BY THE BOARD OF DIRECTORS FOR
                   THE ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON MAY 28, 1998

      The undersigned hereby appoints Leonard P. Shaykin, Sterling K. Ainsworth and Patricia A. Pilia, or any of them, with full power of substitution, as a proxy or proxies to represent the undersigned at the Annual Meeting (the "Annual Meeting") of Stockholders of NAPRO BIOTHERAPEUTICS, INC. (the "Company") to be held on May 28, 1998, at 9:00 a.m. at the Conference Center at the Raintree Plaza Hotel, 1850 Industrial Circle, Longmont, Colorado, and at any adjournments or postponements thereof, and to vote thereat all the shares of Common Stock, $.0075 par value per share held of record by the undersigned at the close of business on April 2, 1998, with all the power that the undersigned would possess if personally present, as designated on the reverse side.

      Shares will be voted as specified. THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR AND APPROVAL OF THE PROPOSALS. IF NO SPECIFICATION IS MADE, THIS PROXY WILL BE VOTED IN FAVOR OF EACH OF THE PROPOSALS IN ACCORDANCE WITH THE BOARD OF DIRECTORS RECOMMENDATIONS. The proxies or substitutes may vote accordingly in their discretion upon any other business that may properly come before the Annual Meeting or any adjournments thereof.

   X     Please mark your votes as in this example

1.  ELECTION OF DIRECTORS:
      (to serve until the Company's 2001 Annual Meeting)

      Dr. Patricia A. Pilia                 Dr. Randolph C. Steer

      FOR                                WITHHOLD AUTHORITY TO VOTE FOR NOMINEES
        o                                            o

      To withhold authority to vote for either nominee, write that nominee's name on the lines provided below:

-------------------------------                 --------------------------------

2. Issuance of 20% or more of the outstanding Common Stock at less than market or book value

         FOR      o        AGAINST          o        ABSTAIN           o

3. Amendments to the Company's Certificate of Incorporation to increase the number of authorized shares of Common Stock from 19,000,000 to 30,000,000.

         FOR      o        AGAINST          o        ABSTAIN           o

4. Amendment of the Company's 1994 Long-term Performance Incentive Plan to increase the maximum number of shares of Common Stock issuable as awards thereunder from 875,000 to 1,575,000.

         FOR      o        AGAINST          o        ABSTAIN           o

5. Ratification of the selection by the Board of Directors of Ernst & Young LLP as the Company's independent auditors for the year ending December 31, 1998.

         FOR      o        AGAINST          o        ABSTAIN           o

PLEASE DATE AND SIGN THIS PROXY AND RETURN IT IN THE ENCLOSED ENVELOPE.

Signature(s)_______________________________________________   Date______________

NOTE: Please sign this proxy as your name appears hereon, including the title "Executor," "Trustee," etc. if such is indicated. If joint account, each joint owner should each sign. If stock is held by a corporation, this proxy should be executed by a proper officer thereof.